Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS Chris Hall (717)-214-8834 or investor@riteaid.com	MEDIA Karen Rugen (717) 730-7766

RITE AID ANNOUNCES OFFERING OF SENIOR SECURED NOTES AS PART OF COMPREHENSIVE PLAN TO REFINANCE ACCOUNTS RECEIVABLE SECURITIZATION FACILITIES

CAMP HILL, PA, October 19, 2009 - Rite Aid Corporation (NYSE: RAD) announced today its intention to offer $250 million aggregate principal amount of senior secured notes due 2019.  The notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will be guaranteed by substantially all of Rite Aid’s subsidiaries.  The guarantees will be secured on a second lien basis.

The notes offering is part of a comprehensive plan to refinance Rite Aid’s first lien accounts receivable securitization facility and second lien accounts receivable securitization facility due September 2010. As of October 16, 2009, there was $475 million outstanding under the securitization facilities.

Also included in the refinancing is an increase in borrowing under Rite Aid’s existing $525 million senior secured term loan due June 2015 by $125 million to $650 million.  Rite Aid also intends to enter into an amendment to its senior secured credit facility which will increase the maximum borrowing capacity under Rite Aid’s existing senior secured revolving credit facility from $1.0 billion to $1.175 billion.  Rite Aid intends to use the net proceeds from the offering of the notes, together with the proceeds from the increased term loan and borrowings under the revolving credit facility, to repay and cancel Rite Aid’s accounts receivable securitization facilities, and to fund related fees and expenses.  Upon successful completion of the comprehensive plan, Rite Aid will have refinanced all of its September 2010 debt maturities.

The notes offering is subject to market and other customary conditions and conditioned upon Rite Aid’s substantially concurrent consummation of the other components of the refinancing transactions in substantially the form described above.

The notes and the related subsidiary guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act.  The notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Rite Aid is one of the nation’s leading drugstore chains with more than 4,800 stores in 31 states and the District of Columbia and fiscal 2009 annual sales of more than $26.3 billion.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; general economic conditions, inflation and interest rate movements; our ability to improve the operating performance of our stores in accordance with our long term strategy; our ability to realize same store sales growth; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; decisions to close additional stores and distribution centers, which could result in further charges to our operating statement; our ability to manage expenses; our ability to realize the benefits from actions to further reduce costs and investment in working capital; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; and the outcome of lawsuits and governmental investigations. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by Rite Aid with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

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